*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 10.25

Sales Incentive Plan Document for Regional Vice Presidents; SVP Global Channels

2019

The effective period of this plan is January 1, 2019 through December 31, 2019. This plan supersedes any and all other incentive plans, written or implied, for Participants covered by this plan. No representation or promise inconsistent with or beyond the terms of this plan will be effective. In the event of any such representation or promise, the terms of this plan will govern. The use of the male pronoun within this plan shall be deemed to apply to both genders.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Introduction

This document contains the terms of the Sales Incentive Plan for 2019 for Regional Vice Presidents in the sales organization, and the Senior Vice President of Global Channels. The document starts with an overview of the Sales Incentive Plan then lays out the legal terms and conditions that apply to participation.

The 2019 Sales Incentive Plan is designed to provide incentive rewards to the Cambium Networks sales teams and individuals for successful achievement of sales objectives. The plan has been designed to ensure:

•	Alignment of the plan with business objectives

•	Competitiveness to the external market

•	Continued rewarding of top performers

Table of Contents

In this document, participants will find the following sections:

Topic	Page(s)
Target Incentive Compensation and Incentive Earnings Potential	3
Performance Measurements Summary	3
Payout Tables and Mechanics	4
Plan Terms and Conditions	5-18

After reviewing this document, participants should understand:

•	The structure of the Sales Incentive Plan

•	How payouts will be calculated, given performance under the Sales Incentive Plan

•	How performance will affect participant’s financial success

•	The administrative practices associated with the Sales Incentive Plan

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Target Incentive Compensation and Incentive Earnings Potential

Target Incentive Compensation for each individual is the product of Base Salary and the Target Incentive Percentage. At target performance, meeting exactly 100% of the Sales Incentive Plan objectives or goals on each measure, participants will earn the Target Incentive Compensation. Achievement of target performance above and below 100% of goal will result in earned incentive compensation according to the Payout Tables and Mechanics in the pages that follow.

Performance Measurements Summary

The performance measurement framework under the Sales Incentive Plan is as follows:

Performance Measure	Weight	Measurement Period	Comments
Net Revenue	[**]%	Quarterly and Annual	For revenue-based components, payments are made quarterly based on achievement of quarterly and year to date (“YTD”) revenue recognized by Cambium Networks relative to quarterly and YTD revenue and point of sale (“POS”) quotas. If achievement of such goals on a YTD basis is below 100% of the annual quota, then quarterly payments will be made at an SIP multiplier of [**].0. No accelerator will be applied until such point during the year that 100% of the annual quota is exceeded.

Gross Margin	[**]%	Quarterly and Annual	Gross Margin-based components will be made quarterly based on achievement of Gross Margin goals, as specified per individual Participant.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Additional information about when incentive payments are deemed earned and when incentive payments are an advancement of earnings and subject to offsetting can be found in Sections 2.07 and 2.08 of the Plan Terms and Conditions section of this Plan.

Payout Tables and Mechanics

The rate at which participants earn incentives for each Performance Measure is summarized in the following table(s):

For the Gross Margin Performance Measure, Participants may be eligible for an incentive payment based on achieving a minimum percent of target Gross Margin, as set forth in the following table, with potential upside for over-achievement of target Gross Margin. The upside will be capped at 200% of target incentive payment, calculated quarterly based on year-to-date incentive payment.

Award Level	SIP Payout	Gross Margin Attainment
Upside	[**]% of target total incentive	[**]% of target Gross Margin

Target	[**]% of target total incentive	[**]% of target Gross Margin

Threshold	>[**]% of target total incentive	[**]% of target Gross Margin

No Award	[**]%	<[**]% of target Gross Margin

The details of the payout are explained in the Schedule.

For the Net Revenue Performance Measure, the rate at which Participants earn incentives is summarized in the following tables:

RVP Tiering
Tier Minimum	Tier Maximum		Payout Multiplier		Notes
[**]%	[**	]%	[**	]	[**	]
[**]%	[**	]%	[**	]	[**	]
[**]%	[**	]%	[**	]
[**]%	[**	]%	[**	]
[**]%	[**	]	[**	]

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Plan Terms and Conditions

Article 1

Definitions

1.01	Base Salary.

“Base Salary” shall mean fixed pay that is provided for an active employee and does not vary between pay periods due to employee performance. Base salary includes merit lump sum payments and additional months (e.g., 13th or 14th month) base amounts in countries where legally required. However, the Sales Incentive Plan calculations will be limited to 12 months of base salary, except where local laws require inclusion of additional months. “Base Salary” shall not include awards under this Plan or any other short-term or long-term incentive plan; recurring allowances; imputed income from such programs as group-term life insurance; any non-cash equity or similar awards; or non-recurring earnings, such as moving expenses, and shall be based upon base salary earnings before reductions for such items as deferrals under employer-sponsored deferred compensation plans, or contributions made at the election of the Participant out of the Participant’s pay. Base salary is subject to change during normal base salary review periods.

1.02	Cause.

“Cause” shall mean unacceptable performance, or any misconduct identified as a ground for termination in the Cambium Networks Code of Business Conduct, the human resources policies, or other written policies or procedures.

1.03	Company.

“Company” shall mean Cambium Networks, Ltd. and its subsidiaries, provided that, in any jurisdiction in which local law applies, “Company” shall mean, and the Plan shall be maintained solely by, the affiliated company of Cambium Networks Ltd. doing business in the applicable jurisdiction.

1.04	Compensation Committee.

The Compensation Committee is the committee established by Cambium Networks from time to time, currently consisting of the CFO, HR Head and General Counsel, with the SVP of Global Sales participating as it relates to discussions of this Plan (subject to being recused in connection with any discussion of his compensation) as such composition may be revised from time to time.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.05	Gross Margin.

“Gross Margin” shall mean Net Revenue generated by the region from the sale of Cambium goods and services in a quarter less the direct costs associated with the production of such goods and services and the indirect costs. That net figure will be divided by total net revenue generated by the region. The Gross Margin shall be measured as a percentage of net revenue.

1.06	Disabled.

“Disabled” shall mean being entitled to receive benefits under the Cambium Networks Disability Income Plan or under the alternative plan, policy or legislation applicable to the Participant under local law.

1.07	Employee.

“Employee” shall mean a person in an employee-employer relationship with the Company, but excluding; (a) any individual performing services for the Company under an independent contractor or consultant agreement, a purchase order, a supplier agreement or any other agreement that the Company enters into for services; and (b) any individual whose terms and conditions of employment are governed by a collective bargaining agreement resulting from good faith collective bargaining where compensation of the type offered under this Plan were the subject of such bargaining, unless such agreement specifies that such individuals are eligible for this Plan.

1.08	Leave of Absence.

“Leave of Absence” shall mean an approved leave of absence from the Company by virtue of which a Participant must continue to be eligible for the Plan under applicable law, including local law, or any other approved leave of absence, accepted as such by Cambium’s HR department.

1.09	Local Law.

“Local Law” shall mean the law of any jurisdiction to the extent that it applies to a Participant hereunder.

1.10	Measurement Period.

“Measurement Period” shall mean the month, quarter, year, or other time period, over which Performance Results are calculated and/or strategic objectives are assigned to determine a Participant’s earning of an incentive payout hereunder. Incentive payments based on a Measurement Period will be measured as of the last day of a Measurement Period.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.11	Participant.

“Participant” shall mean an Employee who, as of the beginning of the Measurement Period (or, as provided in the Plan, during the Measurement Period) is in one of the positions eligible for participation in the Plan.

Subject to provisions detailed under “Terminations and Transfers,” individual will cease to be a Participant upon the effective date of termination of employment (for any reason) or transfer to a role or position which is not eligible for participation in the Plan.

1.12	Performance Measures.

“Performance Measures” shall mean the specific financial metrics or other results required for business success established by Cambium’s Compensation Committee to align efforts with the business scorecard. Each objective will have a corresponding incentive opportunity expressed as a percent of the annual Base Salary as outlined in the attached Schedule.

1.13	Performance Results.

“Performance Result” shall mean the outcomes as measured by Cambium’s Finance function for the applicable performance measurement(s) in the Measurement Period.

1.14	Plan.

“Plan” shall mean the Sales Incentive Plan set forth in the attached schedule and as amended from time to time.

1.15	Sales Incentive.

“Sales Incentive” shall mean the percentage of Base Salary (as defined in section 1.01) that will be paid for achievement of Performance Measures as reflected on the Schedule applicable to the Participant for the Measurement Period. The annual Base Salary to be used in the calculation will be specified by Cambium’s HR department and, in the absence of such specification, shall be the annual Base Salary in effect at the beginning of the applicable Measurement Period.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.16	Schedule.

“Schedule” shall mean the sections entitled Total Target Compensation and Earnings Potential, set forth herein that reflects information applicable to the determination of incentive pay, if any.

Article 2

Participation and Eligibility

2.01	Eligibility for and Acceptance of Incentive Payment.

Except as provided herein, with respect to any incentive payment made on a monthly, quarterly, or annual basis, a Participant will only be eligible to receive a payment if the Participant is an Employee of the Company on the last day of a Measurement Period. If a Participant accepts an incentive payment for a Measurement Period (including by cashing a check for the payment or not canceling direct deposit before the payment is scheduled to be directly deposited to the Participant s account), the Participant shall thereby have agreed and consented to the terms of this Plan, except to the extent inconsistent with local law.

2.02	Eligibility for Other Incentive Payments.

Employees shall participate in only one annual incentive plan or sales incentive plan for any specific period in time. An individual may participate in the Plan and another plan sequentially during any Measurement Period because of promotion or reassignment, provided that participation in each such plan is prorated to reflect (to the day) the period during which he or she participated in each plan.

2.03	Terminations and Transfers.

Notwithstanding any provision of the Plan to the contrary, but subject to the provisions of local law, a Participant will not be paid a Sales Incentive for a Measurement Period unless the Participant is actively employed, or (as described in Section 2.04) on a Leave of Absence, as of the last day of the Measurement Period, except as described in the following:

(a)

If, during a Measurement Period, a Participant terminates employment due to Retirement, involuntary separation not for cause (as defined in Section 1.02), death or because the Participant is Disabled, the Measurement Period will be prorated to reflect the salary, performance goals and performance results for Measurement Period-to-date. Group Finance will obtain authorization and provide payroll/HR with notice to pay earned prorated incentive payouts that would normally have been held until end of Measurement Period or year-end. Any earned prorated incentive payouts that are payable under this provision are not intended to duplicate other benefits and thus any payouts under this provision will be offset and reduced by any comparable payment provided for under any other plan.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b)

Except to the extent inconsistent with applicable law, if, during a Measurement Period, a Participant’s employment is terminated for cause (as defined in Section 1.02) or voluntarily by the employee, the Measurement Period will not be prorated, and no additional Sales Incentives will be paid. Sales Incentives normally due as of the end of the Measurement Period or year-end calculations will not be paid.

(c)

A Participant who transfers out of an incentive eligible position during a Measurement Period will be eligible for a prorated incentive payment under the Plan; provided that, if the Participant is eligible for an incentive payment in his or her new position for all or part of the same Measurement Period, the pro ration under this Plan shall be accomplished in a way that, in the judgment of the Compensation Committee, prevents duplication.

(d)

For accelerators to be applied to an incentive payment, the Participant must have been eligible for incentive payments for at least 6 months in any Measurement Period. When Participants become first eligible to participate during a Measurement Period, only quota assigned from the date of eligibility should be considered when assessing whether accelerators should be applied.

2.04	Leaves of Absence.

Notwithstanding any provision of the Plan to the contrary, a Participant who commences or returns from a Leave of Absence during a Measurement Period may, in the discretion of the Compensation Committee or as provided by local law, be entitled to an incentive payment hereunder. Notwithstanding any provision of the Plan to the contrary, compensation or benefits received by a Participant during a Leave of Absence shall not be included in the calculation of Base Salary for purposes of determining the Participant’s Sales Incentive.

2.05	Changes in Role or Sales Incentive Plan.

Role changes where the employee moves to or from a job that is sales incentive eligible will require that the Sales Incentive Plan be closed out and a new Sales Incentive Plan will be established or eligibility will begin or end. The Sales Incentive Plan results will be prorated to reflect the performance goals and performance results year-to-date. If the Participant is eligible for an incentive payment in his or her new job for all or part of the same Measurement Period, the pro ration under this Plan shall be accomplished in a way that, in the judgment of the Compensation Committee, prevents duplication in incentives or an inappropriate incentive gap.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

2.06	Changes in Quota or Territory.

Notwithstanding any provision to the contrary, the SVP of Global Sales with input from the Compensation Committee, may change a Participant’s quota and/or territory.

2.07	When Incentive Payments are Deemed Earned.

Provided that the Participant is employed as of the last day of the Measurement Period, all net revenue or POS-based incentives (including those with an annual component) are deemed earned as of the date Cambium Networks recognizes the revenue associated with an applicable sale, unless the customer cancels an order or returns the product to Cambium Networks; or Cambium Networks determines that there was an error in the incentive payment amount, even if any of the above events occur after incentive payments have been paid out by Cambium Networks.

POS revenue is computed by reference to data collated by Cambium Networks or a 3rd party, the value of which is determined by Cambium’s Sales Operations department and Cambium Finance.

All Gross Margin based incentives are deemed earned as of the last day of the Measurement Period.

2.08	Commission Splits.

Sometimes the closing of a sale requires the efforts of several members of the sales team. Therefore, any commissions related to the sale may be allocated between two or more Regional Sales Managers (RSM) pursuant to prior arrangement or agreement of the involved employees and their respective RVP’s. Selling effort must be documented and demonstrable if a split is to occur. Also, being assigned to an account which produces an order through the efforts of another RSM does not automatically ensure that the account owner would receive a portion of the commission.

Any dispute regarding adjustments to commissions will be resolved by the Compensation Committee, who will determine the allocation after consulting with the appropriate sales management. Whenever possible, this allocation will be determined prior to the order being booked.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Article 3

Incentive Pay Elements

3.01	Monthly Incentives.

Monthly incentives, if any, for a fiscal year, shall be established by Compensation Committee and set forth on the Schedule.

3.02	Quarterly Incentives.

Quarterly incentives, if any, for a fiscal year, shall be established by Compensation Committee and set forth on the Schedule.

3.03	Annual Incentives.

Annual incentives, if any, for a fiscal year shall be as established by Cambium’s Compensation Committee, and set forth on the Schedule.

3.04	Other Incentives.

Other incentives, if any, for a fiscal year shall be as established by Cambium’s Compensation Committee.

Article 4

Administration

4.01	Cambium’s Compensation Committee.

Cambium’s Compensation Committee shall have authority to control and manage the operation and administration of the Plan, including all rights and powers necessary or convenient to the carrying out of its functions hereunder, whether or not such rights and powers are specifically enumerated herein. This includes the authority to administer and override Plan provisions to comply with local law.

4.02	Governance.

Cambium’s Compensation Committee shall have authority to construe and interpret the Plan, decide all questions of fact and questions of eligibility and determine the amount, manner and time of payment of any incentive payment hereunder, which shall be final and binding, except to the extent inconsistent with local law.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

4.03	Incentive Calculation/Administration.

Incentives will not be paid until all relevant data for the Measurement Period is accumulated and reconciled. All relevant equipment returns, credit memos and other measurement elements must be identified and accounted for prior to calculation of the incentive payout. Negative revenue transactions may include any transactions which occur subsequent to any Measurement Period. Reconciliation and approval of incentive compensation generally will be completed within 90 calendar days after the last day of the Measurement Period, except when management requires additional time to review business results for final accuracy or requires additional time based on other business needs, in which case such payments will be paid at the earliest practicable time following such management review, provided, however, in the case of a Participant who is subject to taxation in the United States, that payment will occur in all events before March 15 of the calendar year following the year in which the Measurement Period ended. Notwithstanding the preceding sentence, to the extent the Performance Measures for payments with a Measurement Period of a year are based on the annual Cambium Networks Incentive Plan (if at all), payment will coincide with other payments under the Cambium Bonus Scheme (i.e., as soon as administratively practical during the calendar year immediately following the close of the Measurement Period).

Where Cambium agrees to a higher actual discount on a sale than its typical discount rates that it uses as the factor for determining point of sale information, Cambium reserves the right in its sole discretion to use the SALES-IN data (or Cambium Revenue) values for determining quota achievement or other determinations for purposes of this Plan and determination of commissions or bonuses due to Participant under this Plan. The SALES-IN (or Cambium Revenue) values will typically be lower than the factored POS values, resulting in lower attainments and a decrease in commissions or other bonuses payable to Participant.

In addition to the above, the Compensation Committee may reduce any sales incentive calculation otherwise due to employee Participant in an amount to reflect:

•	Any provisions for doubtful debts implemented by Cambium Networks against a specific customer, that is part of such sales quota;

•

Any bad debt write-offs for a specific customer, that has been included as part of such Participant’s sales quota or on which such Participant has previously earned incentive compensation as a result of revenue from such customer;

•

Any balance for a non-paying/delinquent customer that has been on stop shipment for greater than 30 days without resolving the delinquency (until payment received at which time this notional adjustment would be reversed)

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Provided, however, that a Participant shall not be penalized for write offs associated with purchases made by such customer prior to the Participant’s responsibility for the territory. Any such reduction would be made against and as a reduction to subsequent sales incentive payments otherwise due to such Participant in future Measurement Periods.

4.04	Repayment of Overpayments.

(a)

If Cambium Networks discovers that it overpaid a Participant or former Participant with respect to any portion of compensation, the Participant agrees to repay the overpayment amount to Cambium Networks within 30 days of a written request. If the Participant or former Participant does not make such repayment within 30 days, and has not provided the HR department with clear and specific evidence (as determined by the HR department in its discretion) establishing his or her entitlement to the amount Cambium Networks considers to have been overpaid, Cambium Networks can recover such overpayment by offsetting the overpayment amount against any money that might then or later be due from Cambium Networks to the Participant or former Participant, including money that is or becomes due as wages, base salary or incentive compensation to the Participant or former Participant, subject to any requirements of local law.

(b)

Cambium Networks right under this section to recover overpayments through offset is not the exclusive means by which it may pursue recovery of said overpayment. In addition to or in lieu of offset, Cambium Networks may also pursue ordinary collection efforts or legal action against the Participant or former Participant.

(c)	The provisions of this Section shall apply notwithstanding any provision of the Plan to the contrary, subject to local law.

4.05	Significant Achievement Award.

Winning large and or strategic deals is critical for the growth of Cambium. Developing new Customers, Applications, Products or Services (CAPS) helps create new streams of revenue which help the company to grow.

To recognize these types of achievements, the company may award a Significant Achievement Award to the appropriate SE, RSM and/or Sales Manager, Director or VP. To be eligible, the signing of a new contract with a customer is required; however a very large increase in business which utilizes existing contracts would also be considered. Variables that will be considered in determining whether an award should be granted and the size of the bonus award will be:

•	Contract value and or long term deal potential

•	Length of contract or agreement

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

•	Customer (bigger is better and new is good as well)

•	Profitability of deal

•	Press release allowed

•	Work involved in obtaining the business/contract

•	Impact on overall revenue

Significant Achievement Bonus Awards will be awarded on a quarterly basis.

Nominations may be submitted by RSMs or Sales Managers, and may only include those Sales individuals who were directly involved in the deal.

Awards will be made as cash bonuses. The amount and or quantity will be based on the variables above and consideration will be given subject to the ability of the compensation plan to reward the individuals involved.

The Compensation Committee will determine whether any awards are to be distributed and the amount of the award. All awards are discretionary.

Members of the eStaff (Aarti Sharma, Atul Bhatnagar, Bryan Sheppeck, Nigel King, Peter Strong, Raymond de Graaf, Ron Ryan, Sally Rau, Scott Imhoff, Stephen Cumming, Vibhu Vivek) will not be considered for this award.

4.06	Exceptions.

For employees who are hired to develop business in new and/or emerging markets where revenue production may take multiple quarters, Management Business Objectives may be established with payouts for those MBO’s. All MBO’s must be approved by the Compensation Committee. Also, payment for the achievement of the MBO’s will be approved by the Compensation Committee with supporting documentation provided by the RSM/RTM.

Awards outside plan provisions are subject to the approval of Cambium’s Compensation Committee. All such decisions, actions, or interpretations concerning the Plan made by the Compensation Committee shall be final, conclusive and binding on all parties.

4.07	Additional Product Reward.

Participants may be eligible for an additional award if the Participant is able to achieve his or her quarterly quota for sales of Cambium Enterprise Products (cnMatrix, cnPlilot Indoor / Outdoor) or, as applicable (determined by POS data for sales of Cambium Enterprise Products (cnMatrix, cnPlilot Indoor / Outdoor), as applicable and as set forth on each applicable Schedule to this Plan) for that quarter. If the Participant achieves or beats his or her quota for sales of the applicable product for the quarter, the Participant will be

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

eligible for an additional reward equal to an additional 10% of his or her earned commission payment for that quarter, calculated before application of this adjustment. Measurement shall be based upon POS data for the Enterprise Products (cnMatrix, cnPlilot Indoor / Outdoor), as applicable. For example, if the Participant meets or beats his or her Enterprise Products (cnMatrix, cnPlilot Indoor / Outdoor) quota and achieves [**]% of the standard compensation, Participant will earn an additional 8% of the standard commission. If the Participant meets or beats their Enterprise Products (cnMatrix, cnPlilot Indoor / Outdoor) quota and achieves 120% of the standard compensation, Participant will earn an additional 12% of the standard commission. To be eligible, Participant must achieve the minimum percentage of quota for the quarter to enable payment of a commission.

4.08	Bookings Linearity Reward.

Participants may be eligible for a linearity award if the Participant is able to achieve the following:

(a)	For all Participants, the Participant must first achieve at least the minimum of his or her quota to cause a commission to be due for the quarter before any linearity reward is earned.

(b)	In addition:

•

For Participants in EMEA, CALA or APAC sales teams, the Participant may be eligible for a linearity reward if the Participant achieves Booking + Beginning Backlog equivalent to 60% of his or her Quarterly Quota by the end of Month 1 of such quarter (the Linearity Target). If the Participant achieves the applicable Linearity Target, then Participant will receive an additional 10% of his or her earned commission for the quarter, calculated before application of the award. Measurement will be based on NetSuite Bookings + Beginning backlog with CRSD in the current quarter. For example, if the Participant meets or exceeds his or her Linearity Target and achieves 80% of the standard commission, such Participant will earn an additional 8% of the standard commission. If the Participant meets or exceeds his or her Linearity Target and achieves 120% of the standard commission, Participant will earn an additional 12% of the standard commission, calculated before application of this award.

•

For Participants in NA sales team, the Participant may be eligible for a linearity award if the Participant achieves POS of 30% or greater of their quarter quota at the end of Month 1 of the quarter AND 60% or greater of their quarter quota at the end of Month 2 of the quarter (their Linearity Target). If the Participant achieves the applicable Linearity Target, the Participant will receive and additional 10% of his or her earned commission for the quarter, calculated before application of this award. Measurement is based on POS. For example, if the Participant meets or exceeds his or her Linearity Target and achieves 80% of the standard commission,

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Participant will earn an additional 12% of the standard commission. If the Participants meets or exceeds his or her Linearity Target and achieves 120% of the standard commission, the Participant will earn an additional 12% of the standard commission, calculated before application of this award.

4.09	Large, multi-year contract incentive.

For large, multi-year contracts as defined in the table below, the following terms will apply:

•	A bonus will be earned at contract signature based upon the Booking value of the contract.

•

The contract must be for committed orders for a multi-year term (three or more years) beyond the current Financial Year. The commitment must require penalties for failure to achieve committed volume purchases; commitments made pursuant standard distribution or reseller agreements or pursuant to standard volume purchase or spend agreements do not qualify as large, multi-year contracts.

•

If the contract is for a term of more than three years, or includes purchase commitments more than three years beyond the effective date of the contract, only the value of committed Bookings for the first three years will be considered and included in determining the total value of the contract for purposes of calculating the bonus due.

•	The Compensation Committee reserves the right to modify the final bonus allocations prior to disbursement.

•	The bonus will be paid once per contract according to the below table, and allocated as follows:

•	Regional Sales Manager – up to 40% of the fixed bonus

•	Sales Director/Regional Vice President – up to 30% of the fixed bonus

•	Support team (ex. RTM/PLM etc.) – Upon recommendation of Regional Vice President and approval of Compensation Committee – at least 30% of the fixed bonus

•

Members of the eStaff (Aarti Sharma, Atul Bhatnagar, Bryan Sheppeck, Stephen Cumming, Nigel King, Peter Strong, Raymond de Graaf, Ron Ryan, Sally Rau, Scott Imhoff, Vibhu Vivek) will not be considered for this award.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Account bookings – Deferred Revenue	Fixed bonus
Between $[**] and $[**]	$	[**	]
Between $[**] and $[**]	$	[**	]
Between $[**] and $[**]	$	[**	]
Between $[**] and $[**]	$	[**	]
Above $[**]	$	[**	]

Article 5

Miscellaneous

5.01	Plan Changes.

Except to the extent inconsistent with local law, and subject to the rights of Participants under the Plan, the Company reserves the right to modify, amend or terminate the Plan, to change the territory or quota of any Participant at any time or from time to time, or to modify or amend any payment amount under the Plan, at any time, and from time to time, subject to approval of the Compensation Committee.

5.02	Participant Covenants.

If a Participant fails to adhere to his/her confidentiality or intellectual property agreement or other policies of the Company, or if the Participant’s job performance is not satisfactory (including failure to comply with sales procedures and reporting requirements), Cambium’s Compensation Committee shall have the right to either revoke or amend the Participant’s participation, and his or her entitlement to incentive payments, as it deems appropriate in its sole discretion.

5.03	Assignments.

Participants are reminded of their obligations under Cambium Networks’ Code of Conduct. Particularly, Participants in this plan shall not assign or give anything of value (except for officially authorized Company promotional allowances) nor promise or give any part of their compensation to any agent, customer, or representative of the customer or other persons (including Company employees) as an inducement in making a sale.

5.04	Employment at Will.

This plan does not constitute a contract of employment with the Company for a specified term and all employment at Cambium Networks is at will.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

5.05	Rights To Incentive Payments.

The Participant’s dependents, creditors, or beneficiaries will not have any right or interest in this plan or in any moneys accrued, except as provided in Section 2.03.

5.06	Superseding Provisions.

The Plan supersedes any previous incentive compensation plans affecting the Participant for the term covered by the Plan.

There are no oral agreements or understandings between the Company and any Participant affecting or relating to the Plan which are not referenced herein. No alteration, modification or change of the Plan shall be effective unless approved in writing by the HR department.

5.07	Prevailing Law.

Except to the extent that local law applies, the Plan shall be construed and enforced in accordance with the laws of the U.K., without giving effect to its conflict of laws provisions.

5.08	Tax Treatment.

The Company does not guarantee the tax treatment of any payments under the Plan, including without limitation, pursuant to the Code, federal, state or local tax laws or regulations. The Participant acknowledges and agrees that (a) he is responsible for any taxes owing with respect to the payments and benefits to be provided hereunder, (b) he has not relied on any tax advice provided by the Company in connection with the payments and benefits to be provided hereunder, and (c) he has been advised to consult with an independent tax advisor regarding any questions concerning tax matters relating to such payments and benefits.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE

[**]

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

I hereby agree to the terms and conditions laid out in Cambium’s 2019 Sales Incentive Plan.

Signed:	Ron Ryan
Name:	/s/ Ron Ryan
Date:	4-26-2019

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Gross Margin Achievement:

WW GM Achievement
Q1’19	Q2’19		Q3’19		Q4’19		FY’ 19		% of TGT		SIP Attainment
[**]%	[**	]%	[**	]%	[**	]%	[**	]%	[**	]%	[**	]%
[**]%	[**	]%	[**	]%	[**	]%	[**	]%	[**	]%	[**	]%
[**]%	[**	]%	[**	]%	[**	]%	[**	]%	[**	]%	[**	]%
[**]%	[**	]%	[**	]%	[**	]%	[**	]%	[**	]%	[**	]%
[**]%	[**	]%	[**	]%	[**	]%	[**	]%	[**	]%	[**	]%
[**]%	[**	]%	[**	]%	[**	]%	[**	]%	[**	]%	[**	]%
[**]%	[**	]%	[**	]%	[**	]%	[**	]%	[**	]%	[**	]%
[**]%	[**	]%	[**	]%	[**	]%	[**	]%	[**	]%	[**	]%
[**]%	[**	]%	[**	]%	[**	]%	[**	]%	[**	]%	[**	]%

Employee Name:	Ron Ryan
Employee signature:	/s/ Ron Ryan	Date: 4-26-2019

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